Exhibit 10.5

YS BIOPHARMA CO., LTD

AMENDED AND RESTATED 2020 SHARE INCENTIVE PLAN

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	PURPOSE OF PLAN	5

3.	ELIGIBILITY	5

4.	PLAN ADMINISTRATION	5

5.	ORDINARY SHARES SUBJECT TO THE PLAN; SHARE LIMITS	7

6.	AWARDS	9

7.	EFFECT OF TERMINATION OF SERVICE ON AWARDS	15

8.	ADJUSTMENTS; ACCELERATION	15

9.	OTHER PROVISIONS	19

1.	DEFINITIONS AND INTERPRETATION

1.1            In this Scheme the following expressions have the following meanings:

"Administrator"	the meaning given to that term in section 4.1;

“Board”	means the Board of Directors of the Company or a duly authorized committee thereof;

"Cause"	means (i) the commission of any act by the Grantee constituting (x) a crime or (y) financial dishonesty against the Company Group; (ii) a Grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Company, would or would reasonably be expected to: (A) materially adversely affect the business or the reputation of a Company Group member with any Company Group member’s current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose a Company Group member to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by a Grantee to follow the lawful directives of the Company of the Company or any of its subsidiaries; (iv) a material violation by the Grantee of national, state, federal or foreign securities or other applicable laws or regulations; or (v) any material misconduct, violation of the Company’s or any subsidiaries’ policies, or willful and deliberate non-performance of duty or gross negligence by the Grantee in connection with the business affairs of the Company Group.

“CEO”	refers to Chief Executive Officer appointed by the Company

“Company”	means YS Biopharma Co., Ltd, a company incorporated in the Cayman Islands with limited liability;

"Consultant"	any person who is engaged by the Company or any other member of the Group to render consulting or advisory services to any member(s) of the Group (other than an Employee or a Director who renders such services in such person's capacity as an Employee or a Director);

"Date of Grant"	in respect of an Option, the date on which the Board resolves to make an Offer of that Option to or deem an Offer of that Option to be made to the Grantee, which date must be a business day;

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“Employee”	means any employee of the Group, but provided always that such term shall exclude any person who at the relevant time has tendered his resignation or who is working out his period of notice pursuant to his employment contract or otherwise;

“Fair Market Value”	means the fair market value of a Share as of the applicable date, as determined by the Board, which such determination shall be conclusive and binding on all persons;

"Grantee"	any Grantee who accepts an Offer in accordance with the terms of this Plan, or (where the context so permits) any person who is entitled in accordance with applicable laws of succession to any such Option in consequence of the death of the original Grantee, or the legal personal representative of such person;

“Group”	means the Company and its Parents and Subsidiaries;

“Memorandum and Articles”	the memorandum and articles of association of the Company as amended and restated from time to time;

“Option”	a right granted to subscribe for Shares pursuant to this Plan;

“Restricted Shares Unit”	the meaning given to that term in section 6.1.4;

“Parent”	means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date;

"Grantees"	any Employees, Directors and Consultants of any member of the Group who the Board considers, in its sole discretion, have contributed or will contribute to the Group;

“Plan”	means this share incentive plan, as the same may be amended from time to time;

“Share”	means an ordinary share of 0.00002 par value each in the share capital of the Company (or of such other nominal amount as may result from a sub-division, consolidation, reclassification or reconstruction of such share capital from time to time);

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"Shareholder(s)"	holder(s) of the share(s) of the Company from time to time;

“Subsidiary”	means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date

“US$”	means United States dollars, the lawful currency of the United States of America; and

2.	PURPOSE OF PLAN

The purpose of the YS Biopharma Co., Ltd 2020 Share Incentive Plan (this “Plan”) is to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons of the Group.

3.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Group; (b) a director of any member of the Group; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company in a capital-raising transaction or as a market maker or promoter of the Company’s securities) to the Company and who is selected to participate in this Plan by the Administrator. Notwithstanding the foregoing, a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not compromise the Company’s ability to rely on Rule 701 to exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or use Form S-8 to register under the Securities Act, the offering and sale of securities issuable under this Plan by the Company or the Company’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “Grantee”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine.

4.	PLAN ADMINISTRATION

4.1           The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees or person as authorized and appointed by the Board (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable laws. A committee may delegate some or all of its authority to another committee so constituted or one or more officers of the Group. Unless otherwise provided in the Memorandum and Articles of Association of the Company, as amended, or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator. To the extent that an award is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (within the meaning of Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

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4.2           Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among Grantees);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Grantees under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 9.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or share appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 9.6.5;

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(g)	adjust the number of shares subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 5 and 9.6, and provided that in no case (except due to an adjustment contemplated by Section 8 or any repricing that may be approved by shareholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or share appreciation right to a price that is less than the fair market value of a share (as adjusted pursuant to Section 7) on the date of the grant of the initial award;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 8 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 8;

(j)	acquire or settle (subject to Sections 8 and 9.6) rights under awards in cash, shares of equivalent value, or other consideration; and

(k)	determine the fair market value of the shares or awards under this Plan from time to time and/or the manner in which such value will be determined.

4.3	Binding Determinations. Any action taken by, or inaction of, the Company, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

4.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of any member of the Group shall be liable for any such action or determination taken or made or omitted in good faith.

4.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of any member of the Group or to third parties.

5.	ORDINARY SHARES SUBJECT TO THE PLAN; SHARE LIMITS

5.1	Shares Available. Subject to the provisions of Section 8.1, the capital stock that may be delivered under this Plan shall be shares of the Company’s authorized, whether issued or unissued, ordinary shares (“Ordinary Shares”), whether delivered as ordinary shares or as depositary shares representing the ordinary shares (“Depositary Shares”). For purposes of this Plan, “Plan Shares” shall mean the Ordinary Shares of the Company and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 8.1.

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5.2	Share Limits.

(a)	The maximum number of Ordinary Shares subject to awards that are granted under this Plan is 8,750,000 Ordinary Shares (the “Share Limit”);

(b)	To the extent that awards are made under this Plan in forms other than awards of share options, the Share Limit shall be reduced so that the total accounting charge (under U.S. generally accepted accounting principles) to the Company in any single year in which such awards are made shall not be greater than it would have been if all awards made in that year had been made in the form of share options.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 5.3, Section 8.1, and Section 9.10.

5.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than Plan Shares, the Plan Shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Ordinary Shares available for issuance under this Plan. In the event that Plan Shares are delivered in respect of a dividend equivalent, share appreciation right, or other award, only the actual number of Plan Shares delivered with respect to the award shall be counted against the share limits of this Plan. Plan Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Plan Shares that are exchanged by a Grantee or withheld by the Company as full or partial payment in connection with any award under this Plan, as well as any Plan Shares exchanged by a Grantee or withheld by the Group to satisfy the tax withholding obligations related to any award under this Plan, shall be available for subsequent awards under this Plan. Refer to Section 9.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

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5.4	Reservation of Shares; Minimum Issue. The Company shall at all times reserve a number of Ordinary Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Plan Shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fewer than 50 (subject to adjustments set forth in Section 8.1) Ordinary Shares may be purchased on exercise of any award (or, in the case of share appreciation or purchase rights, no fewer than 50 (subject to adjustments set forth in Section 8.1) rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

6.	AWARDS

6.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Group. The types of awards that may be granted under this Plan are:

6.1.1          Share Options. A share option is the grant of a right to purchase a specified number of Plan Shares during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified share option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO, otherwise it will be deemed to be a nonstatutory stock option (“NSO”). The maximum term of each option (ISO or NSO) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a Plan Share on the date of grant of the option, except as follows: (a) in the case of a share option granted retroactively in tandem with or as a substitution for another award, the per share exercise price may be no lower than the fair market value of a Plan Share on the date such other award was granted (to the extent consistent with Sections 422 and 424 of the Code in the case of options intended as ISOs); and (b) in any other circumstances, a nonqualified share option may be granted with a per share exercise price that is less than the fair market value of a Plan Share on the date of grant. When an option is exercised, the exercise price for the Plan Shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 6.5.

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6.1.2          Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of shares with respect to which ISOs first become exercisable by a Grantee in any calendar year exceeds US$100,000, taking into account both Plan Shares subject to ISOs under this Plan and shares subject to ISOs under all other plans of the Group (or any parent or predecessor Company to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified share options. In reducing the number of options treated as ISOs to meet the US$100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the US$100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Plan Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Company or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Company and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code.

6.1.3          Share Appreciation Rights. A share appreciation right is a right to receive a payment, in cash and/or Plan Shares, equal to the excess of the fair market value of a specified number of Plan Shares on the date the share appreciation right is exercised over the fair market value of a Plan Share on the date the share appreciation right was granted (the “base price”) as set forth in the applicable award agreement, except in the case of a share appreciation right granted retroactively in tandem with or as a substitution for another award, the base price may be no lower than the fair market value of a Plan Share on the date such other award was granted. The maximum term of a share appreciation right shall be ten (10) years. The Administrator may grant limited share appreciation rights which are exercisable only upon a change in control or other specified event and may be payable based on the spread between the base price of the share appreciation right and the fair market value of a Plan Share during a specified period or at a specified time within a specified period before, after or including the date of such event.

6.1.4          Restricted Share Units. A restricted share unit is an unfunded and unsecured promise of the Company to pay the Grantee, on a specified future vesting date, one Ordinary Share for each restricted share unit or, in the discretion of the Administrator, a cash payment equal to the fair market value of such Ordinary Share as of the relevant vesting date. There may be imposed in any award agreement relating to restricted share units such other terms and conditions as the Administrator shall determine in its discretion, subject to the provisions of this Plan.

6.1.5          Other Awards. The other types of awards that may be granted under this Plan include: (a) share bonuses (whether or not subject to vesting or transfer restrictions), restricted share, performance shares, share units, phantom shares, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Plan Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Plan Shares and/or returns thereon; or (c) cash awards granted consistent with Section 6.2 below.

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6.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 6.1.4 above may be, and options and share appreciation rights granted with an exercise or base price not less than the fair market value of a Plan Share at the date of grant (“Qualifying Options” and “Qualifying Share Appreciation Rights,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying Share Appreciation Rights, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying Share Appreciation Right shall be subject only to the requirements of Section 6.2.1 and 6.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 6.2.

6.2.1            Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 6.2 shall be officers and employees of any member of the Group. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 6.2.4 must be constituted as provided in Section 4.1 for awards that are intended as Performance-Based Awards under Section 162(m) of the Code.

6.2.2          Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying Share Appreciation Rights) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the Group’s financial reporting. To qualify awards as performance-based under Section 162(m) of the Code, the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event more than 25% of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

6.2.3          Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 6.2 may be paid in cash or Plan Shares or any combination thereof. The maximum number of Ordinary Shares which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying Share Appreciation Rights, and other than cash awards covered by the following sentence) that are granted to any one Grantee in any one calendar year shall not exceed 10,000 (subject to adjustments set forth in Section 8.1) shares, either individually or in the aggregate, subject to adjustment as provided in Section 8.1. In addition, the aggregate amount of compensation to be paid to any one Grantee in respect of all Performance- Based Awards payable only in cash and not related to Ordinary Shares and granted to that Grantee in any one calendar year shall not exceed US$2,000,000. Awards that are cancelled during the year shall not be counted against these limits to the extent permitted by Section 162(m) of the Code.

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6.2.4          Certification of Payment. Before any Performance-Based Award under this Section 6.2 (other than Qualifying Options and Qualifying Share Appreciation Rights) is paid and to the extent required to qualify the award as Performance-Based Award within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

6.2.5          Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 6.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

6.2.6          Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as Performance-Based Awards within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying Share Appreciation Rights) shall terminate upon the first meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Company’s shareholders first approve this Plan.

6.3	Award Agreements. Each award shall be evidenced by a written award agreement in the form approved by the Administrator and executed on behalf of the Company and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Company (other than the particular award recipient) to execute any or all award agreements on behalf of the Company. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

6.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Plan Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit Grantees to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

6.5	Consideration for Plan Shares or Awards. The purchase price for any award granted under this Plan or the Plan Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

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•	cash, check payable to the order of the Company, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned Plan Shares;

•	by a reduction in the number of Plan Shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable law. In the event that the Administrator allows a Grantee to exercise an award by delivering Plan Shares previously owned by such Grantee and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the Grantee from the Company (upon exercise of a share option or otherwise) must have been owned by the Grantee at least six months as of the date of delivery. Plan Shares used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any Plan Shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 9.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a Grantee’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Company.

6.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” of one Plan Share on any date shall be (i) the closing sale price per share of the Depositary Shares, as adjusted to reflect the ratio of the Depositary Shares to the Plan Shares, during normal trading hours on the U.S. national securities exchange on which the Depositary Shares are principally traded for such date or the last preceding date on which there was a sale of such Depositary Shares on such exchange or (ii) if the Depositary Shares are then traded in an over-the-counter market in the United States, the average of the closing bid and asked prices for the Depositary Shares, as adjusted to reflect the ratio of the Depositary Shares to the Plan Shares, during normal trading hours in such over-the- counter market for such date or the last preceding date on which there was a sale of such Depositary Shares in such market, or (iii) if the Depositary Shares are not then listed on a U.S. national securities exchange or traded in an over-the-counter market in the United States, such value as the Administrator, in its sole discretion, shall determine. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date). Notwithstanding the foregoing, the fair market value of Plan Shares for purposes of grants of ISOs and for purposes of grants of share non-qualified share options and share appreciation rights made to Grantees who are US taxpayers shall be determined in compliance with applicable provisions of the Code.

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6.7	Transfer Restrictions.

6.7.1          Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 6.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the Grantee; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the Grantee.

6.7.2          Exceptions. The Administrator may permit awards to be exercised by and paid to certain persons or entities related to the Grantee, including but not limited to members of the Grantee’s immediate family, trusts or other entities controlled by or whose beneficiaries or beneficial owners are the Grantee and/or members of the Grantee’s immediate family, pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may establish. Consistent with Section 9.1, any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer (a) is being made for essentially donative, estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee), and (b) will not compromise the Company’s ability to rely on Rule 701, or register Plan Shares issuable under this Plan on Form S-8, under the Securities Act. Notwithstanding the foregoing or anything in Section 6.7.3, ISOs and restricted share awards shall be subject to any and all additional transfer restrictions under the Code to the extent necessary to maintain the intended tax consequences of such awards.

6.7.3          Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 6.7.1 shall not apply to:

(a)	transfers to the Company,

(b)	the designation of a beneficiary to receive benefits in the event of the Grantee’s death or, if the Grantee has died, transfers to or exercise by the Grantee’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the Grantee has suffered a disability, permitted transfers or exercises on behalf of the Grantee by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable law and the express authorization of the Administrator.

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7.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

7.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. Notwithstanding the foregoing, unless the Board expressly provides otherwise, if the Grantee is not an employee of any member of the Group and provides other services to the Group, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the Grantee continues to render services to the Group and the date, if any, upon which such services shall be deemed to have terminated. Unless the Board otherwise expressly provides, (1) to the extent an outstanding option granted under this Plan has not become vested and exercisable on the date the Grantee’s employment by or service to the Group terminates, the option to the extent unvested and unexercisable shall terminate, and (2) any shares subject to a restricted share award that remain subject to restrictions at the time the Grantee’s employment by or service to the Group terminates shall not vest and the Company shall have the right to reacquire any such unvested shares subject to such award in such manner and on such terms as the Administrator provides, which terms shall include return or repayment of the lower of the fair market value or the original purchase price of the restricted shares, without interest, to the Grantee to the extent not prohibited by law.

7.2	Events Not Deemed Terminations of Service. Unless Group policy or the Administrator otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Group or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any employee of any member of the Group on an approved leave of absence, continued vesting of the award while on leave from the employment by such member of the Group may be suspended until the employee returns to service, unless the Administrator or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

7.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to an Eligible Person employed by such Subsidiary who does not continue as an Eligible Person in respect of another member of the Group after giving effect to the Subsidiary’s change in status.

8.	ADJUSTMENTS; ACCELERATION

8.1	Adjustments. Upon or in contemplation of: any reclassification, recapitalization, share split (including a share split in the form of a share dividend) or reverse share split (“share split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Plan Shares (whether in the form of securities or property); any exchange of Plan Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Plan Shares; or a sale of all or substantially all the business or assets of the Company; then the Administrator shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)	proportionately adjust any or all of (1) the number and type of Plan Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Plan Shares (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any share appreciation right or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Sections 8.7 and 9.8.3(a)) the performance standards applicable to any outstanding awards, or

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(b)	make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Plan Shares upon or in respect of such event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, share appreciation rights or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected Grantee.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the Grantee to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to shareholders generally. In the case of any share split or reverse share split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

8.2	Automatic Acceleration of Awards. Upon a dissolution of the Company or other event described in Section 8.1 that the Company does not survive (or does not survive as a public company in respect of its Ordinary Shares), then each then outstanding option and share appreciation right shall become fully vested, all outstanding restricted shares shall fully vest free of restrictions, and all other outstanding awards granted under this Plan shall become payable to the holders of such awards; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances.

8.3	Possible Acceleration of Awards. Without limiting Section 8.2, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding options or share appreciation rights shall become fully vested, that any restricted shares shall fully vest free of restrictions, and that any other outstanding awards granted under this Plan shall be payable to the holders of such awards. The Administrator may take such action with respect to all outstanding awards or only with respect to certain specific awards identified by the Administrator. For purposes of this Plan, “Change in Control Event” means any of the following:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the outstanding share capital of the Company (the “Outstanding Share Capital”) or (2) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

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(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Share Capital and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding ordinary shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Share Capital and the Outstanding Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding ordinary shares of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

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(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

8.4	Early Termination of Awards. Any award that has been accelerated as required or contemplated by Section 8.2 or 8.3 (or would have been so accelerated but for Section 8.5, 8.6 or 8.7) shall terminate upon the related event referred to in Section 8.2 or 8.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options and share appreciation rights that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and share appreciation rights in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

8.5	Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. The Administrator may override the provisions of Section 8.2, 8.3, 8.4 and/or 8.6 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable US$100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.6	Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event or upon shareholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards.

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8.7	Golden Parachute Limitation. Notwithstanding anything else contained in this Section 8 to the contrary and to the extent the Group is subject to U.S. federal income tax, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Group for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Group because of Section 280G of the Code. If a Grantee would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the Grantee may by written notice to the Company designate the order in which such parachute payments will be reduced or modified so that the Group is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, an employment or other agreement with the Grantee may expressly provide for benefits in excess of amounts determined by applying the foregoing Section 280G limitations.

8.8	Section 162(m) Limitations. To the extent limited by Section 162(m) of the Code in the case of an award intended as Performance-Based Award thereunder and necessary to assure the deductibility of the compensation payable under the award, the Administrator shall have no discretion under this Plan (a) to increase the amount of compensation or the number of shares that would otherwise be due upon the attainment of the applicable performance target or the exercise of the option or share appreciation right, or (b) to waive the achievement of any applicable performance goal as a condition to receiving a benefit or right under the award.

9.	OTHER PROVISIONS

9.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of Plan Shares, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable national, federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Group, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company, provide such assurances and representations to the Company as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements. To the extent that an award granted under this plan to a Grantees who is a US taxpayer is determined to be “deferred compensation” within the meaning of Section 409A of the Code and payment or settlement of such award is to be made upon the separation from service of a Plan Grantee who is a “specified employee” (within the meaning of Section 409A), then such payment or settlement shall be delayed until the first day of the seventh month following such Grantee’s separation from service.

9.2	Employment Status. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

9.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other Grantee any right to continue in the employ or other service of any member of the Group, nor shall it constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will or interfere in any way with the right of such member of the Group to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 9.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

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9.4	Plan Not Funded. Awards payable under this Plan shall be payable in Plan Shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Grantee, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Plan Shares, except as expressly otherwise provided) of any member of the Group by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between any member of the Group and any Grantee, beneficiary or other person. To the extent that a Grantee, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Group.

9.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of Plan Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Group shall have the right at its option to:

(a)	require the Grantee (or the Grantee’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Group may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the Grantee (or the Grantee’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Group may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of Plan Shares under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the Grantee the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Company reduce the number of Plan Shares to be delivered by (or otherwise reacquire) the appropriate number of Plan Shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the Plan Shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Company may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

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9.6	Effective Date, Termination and Suspension, Amendments.

9.6.1       Effective Date. This Plan is effective as of the date of its approval by the shareholders (the “Effective Date”). Unless earlier terminated by the shareholders or the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the shareholders or the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

9.6.2          Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

9.6.3          Shareholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

9.6.4          Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to Grantees that the Administrator in the prior exercise of its discretion has imposed, without the consent of a Grantee, and (subject to the requirements of Sections 4.2 and 9.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 4.2(g).

9.6.5          Limitations on Amendments to Plan and Awards. Except as otherwise provided for herein, no amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the Grantee, affect in any manner materially adverse to the Grantee any rights or benefits of the Grantee or obligations of the Group under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 8 shall not be deemed to constitute changes or amendments for purposes of this Section 9.6.

9.7	Privileges of Share Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a Grantee shall not be entitled to any privilege of share ownership as to any Plan Shares not actually delivered to and held of record by the Grantee. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

9.8	Governing Law; Construction; Severability.

9.8.1          Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the Cayman Islands.

9.8.2          Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

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9.8.3          Plan Construction. Awards under Section 6.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying Share Appreciation Rights granted to persons described in Section 6.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as Performance-Based Awards within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Group that (to the extent the Group or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 6.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

9.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

9.10	Share-Based Awards in Substitution for Stock Options or Awards Granted by Other Company. Awards may be granted to Eligible Persons under this Plan in substitution for or in connection with an assumption of employee stock options, stock appreciation rights, restricted stock units, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Group, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Group, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Plan Shares in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by any member of the Group in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of Plan Shares available for issuance under this Plan.

9.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Plan Shares, under any other plan or authority.

9.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference shares ahead of or affecting the capital stock (or the rights thereof) of the Company or any subsidiary, (d) any dissolution or liquidation of the Company or any subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any subsidiary, or (f) any other corporate act or proceeding by the Company or any subsidiary. No Grantee, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any subsidiary, as a result of any such action.

9.13	Other Benefit and Compensation Programs. Payments and other benefits received by a Grantee under an award made pursuant to this Plan shall not be deemed a part of a Grantee’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Company or its subsidiaries.

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